Exhibit 99.2

NEWS RELEASE

Investor Contact:	Media Contact:
Scott W. Dudley Jr.	Jessica B. Willingham
314-342-0878	314-342-3300
Scott.Dudley@TheLacledeGroup.com	Jessica.Willingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group to Purchase Alabama Gas Corporation

Strategic and Accretive Acquisition Delivers on Growth Commitment

ST. LOUIS, MO (April 7, 2014) – The Laclede Group, Inc. (NYSE: LG) (“Laclede”) today announced that it has entered into an agreement with Energen Corporation (NYSE:EGN) (“Energen”) to acquire 100 percent of the equity of Alabama Gas Corporation (“Alagasco”). Alagasco, a subsidiary of Energen, is the largest natural gas utility in Alabama and serves more than 422,000 customers.

Laclede is acquiring Alagasco for total consideration of $1.6 billion with an effective purchase price of $1.34 billion, after taking into account the present value, amounting to approximately $260 million, of the tax benefits resulting from the transaction. Laclede expects the purchase to be strongly accretive to net economic earnings (NEE) per share in the first full year. The transaction is expected to close in 2014.

“Alagasco is an excellent fit for Laclede, and allows us to leverage our combined scale, industry expertise and more than 150 years of experience to drive customer and shareholder value,” said Suzanne Sitherwood, president and chief executive officer of Laclede. “Now, with Alagasco, our utility customer base increases from approximately 1.13 million to 1.55 million.”

Sitherwood said Alagasco shares Laclede’s culture and long-standing focus on safety for its customers and employees, and on providing safe and reliable natural gas service. “We look forward to welcoming Alagasco’s customers and employees into the Laclede family, and to working with Alabama regulators, and state and local officials. Laclede will ensure that Alagasco remains an active participant in advancing Alabama’s economic development efforts and supporting civic and charitable activities,” Sitherwood added.

Compelling Strategic Rationale for Laclede

•	Fits regulated growth strategy. This transaction is strategic and accretive, delivering on Laclede’s commitment to growth and long-term shareholder value. Alagasco is ideal in terms of size, scope and culture. By continuing to leverage its core competencies and regional expertise and by expanding its footprint beyond Missouri, Laclede builds on the synergies that have come about through the acquisition of Missouri Gas Energy and adds to the scale of its regulated business.

•	Strongly accretive. The transaction will add meaningfully to NEE per share beginning in fiscal year 2015, support long-term NEE growth and provide incremental earnings beyond the anticipated uplift from the Missouri Gas Energy acquisition. Also, the acquisition will generate significant cash flow to support investment in the business and shareholder returns.

The Laclede Group, Inc.  —  720 Olive Street  —  St. Louis, Missouri  —  63101

NEWS RELEASE

•	Supports dividend growth. Laclede recently increased its dividend for the 11th consecutive year and has paid dividends continuously since 1946. The purchase of Alagasco supports additional dividend growth at a sustainable payout ratio.

•	Provides geographic and regulatory diversity. The addition of Alagasco increases Laclede’s business diversity and adds a progressive and highly rated regulatory environment.

Financing

The transaction is supported by a fully committed $1.35 billion bridge facility with Credit Suisse and Wells Fargo Bank, N.A. Purchase consideration will include assumption of $250 million of existing Alagasco long-term debt as well as assuming or replacing any short-term borrowing at closing. Laclede expects the remaining permanent financing to include the issuance of Laclede Group common stock, mandatory convertible securities and long-term debt, as well as the use of corporate cash.

Timing and Approvals

This transaction is expected to close in 2014, subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and applicable state regulatory approval.

Advisors

Moelis & Company LLC acted as exclusive financial advisor to Laclede. Akin Gump Strauss Hauer & Feld LLP acted as legal counsel to Laclede.

Conference Call and Webcast

Laclede will host a conference call and webcast today to discuss the transaction. To access the call, please dial the number below 5-10 minutes prior to the start time.

Date and Time:	Monday, April 7
7:30 a.m. Central (8:30 a.m. Eastern)

Phone Numbers:	U.S./Canada:	855-590-6721
	International:	619-377-4221
	Conference ID:	24142061

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 11 a.m. Central (12 Noon Eastern) on April 7 and continuing until May 30, by dialing 855-590-6721. The Conference ID is 24142061. The webcast will be available for replay beginning April 7, at www.TheLacledeGroup.com.

The Laclede Group, Inc.  —  720 Olive Street  —  St. Louis, Missouri  —  63101

NEWS RELEASE

ABOUT THE LACLEDE GROUP

The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. The Gas Utility segment serves St. Louis and eastern Missouri through Laclede Gas and serves Kansas City and western Missouri through Missouri Gas Energy. Together they provide more than 1.13 million residential, commercial and industrial customers with safe and reliable natural gas service. Laclede’s primary non-utility business, Laclede Energy Resources, Inc., included in the Gas Marketing segment, provides non-regulated natural gas services. Laclede Group is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION

This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the transaction described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management team of Laclede. Among those are the risks that the transaction described above may not be consummated, that the anticipated benefits from the transaction may not be fully realized, and that dividends are at the discretion of the board of directors, are not guaranteed and may be restricted by certain debt covenants. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission by Laclede. Laclede does not undertake any obligation to update or revise any forward-looking statement to reflect new information or events.

NON-GAAP MEASURES

Net economic earnings (NEE) and NEE per share are non-GAAP measures used by management when evaluating the Company’s performance. NEE excludes from net income the after-tax impacts of fair-value accounting and timing adjustments associated with energy-related transactions, as well as the after-tax impacts related to acquisition, divestiture and restructuring activities, including one-time costs related to integration. A full explanation of the adjustments and a reconciliation of net income to net economic earnings are contained in the Company’s SEC filings.

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The Laclede Group, Inc.  —  720 Olive Street  —  St. Louis, Missouri  —  63101